ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF COLUMBIA GAS OF WEST VIRGINIA, INC.

Pursuant to the provisions of Section 31, Article 1, Chapter 31 of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is COLUMBIA GAS OF WEST VIRGINIA, INC.

SECOND: The following Amendment(s) to the Articles of Incorporation was adopted by the shareholders of the corporation on June 21, 1984, in the manner prescribed by Section 107 and 147, Article 1, Chapter 31.
          SEE ATTACHED.

THIRD: The number of shares of the corporation outstanding at the time of such adoption was 1,831,687; and the number of shares entitled to vote thereon was 1,831,687.

FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

CLASS N/A	NUMBER OF SHARES

FIFTH: The number of shares voted for such amendment(s) was 1,831,687; and the number of shares voted against such amendment(s) was NONE.

SIXTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment(s), respectively, was:

CLASS N/A	NUMBER OF SHARES FOR AGAINST

SEVENTH: The manner in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment(s) shall be effected, is as follows:

N/A

EIGHTH: The amount of the authorized capital stock of this corporation shall be increased/decreased from N/A shares at the par value of N/A to N/A shares at the par value of N/A. The total authorized capital stock shall hereafter be $ N/A.

ATTACHMENT

          RESOLVED, that Article I of the Articles of Incorporation be amended, changed and altered to read as follows:

I.     The undersigned agree to become a corporation by the name of Mountaineer Gas Company.

RESOLVED, that Article II of the Articles of Incorporation be amended, changed and altered to read as follows:

II.     The principal Office or Place of Business of said Corporation will be located at 414 Summers Street, in the City of Charleston, in the County of Kanawha and State of West Virginia. Its chief works will be located in Charleston, Kanawha County, State of West Virginia and elsewhere in said State.

Dated June 21, 1984

COLUMBIA GAS OF WEST VIRGINIA, INC. By /s/ David F. Hansen Its President and /s/ Vincent V. Chaney Its Secretary

STATE OF WEST VIRGINIA,
COUNTY OF KANAWHA:

     I, Carolyn J Plumby, a notary public, do hereby certify that on this 21st day of June, 1984, personally appeared before me David F. Hansen, who, being by me first duly sworn, declared that he is the President of Columbia Gas of West Virginia, Inc., that he signed the foregoing document as President of the corporation, and that the statements therein contained are true.

/s/ Carolyn J Plumby Notary Public
Commission Expires: November 16, 1992 [NOTARY SEAL] Articles of Amendment Prepared by: Michael T. Chaney P. O. Box 2031 Charleston, WV 25327